Exhibit 99.8(r)(iiii)

Amendment No. 3 to Participation Agreement

Among

Protective Life Insurance Company

PIMCO Variable Insurance Trust, and

PIMCO Investments LLC

Protective Life Insurance Company (the “Company”), on its behalf and on behalf of certain Accounts of the Company, PIMCO Variable Insurance Trust (the “Fund”), and PIMCO Investments LLC (the “Underwriter”), have previously entered into a Participation Agreement dated November 1, 2009, as amended (the “Agreement”).  The parties now desire to further amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement, as amended, shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                      All references to “Advisor Class and Institutional Class shares” in the Agreement and its subsequent amendments are hereby deleted and replaced with “Administrative Class, Advisor Class and Institutional Class shares”.

2.                                      Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.

3.                                      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused the Amendment to be executed and effective as of                 , 2020.

PROTECTIVE LIFE
INSURANCE COMPANY:	By its authorized officer

By:

Name:

Title:

PIMCO VARIABLE INSURANCE TRUST:

By its authorized officer

By:

Name:

Title:

PIMCO INVESTMENTS LLC

By its authorized officer

By:

Name:

Title:

Schedule A

The term “Designated Portfolio” of the Fund will include any currently offered class of any Portfolio of the below Funds as well as any Portfolio of the Fund or any share class of any Portfolio created subsequent to the date hereof.

PIMCO Variable Insurance Trust: All Portfolios offering Administrative Class, Advisor Class and/or Institutional Class shares.

The terms “Segregated Asset Accounts” and “Products” of the Company include any existing Segregated Asset Accounts and Products (as listed below) as well as any Segregated Asset Accounts and/or Products created subsequent to the date hereof, that offer Designated Portfolios.

Segregated Asset Accounts:	Products:
Protective Variable Annuity Separate Account	Protective Variable Annuity
Protective Values/Access Annuity
Protective Advantage Variable Annuity
Protective Values/Advantage Annuity
ProtectiveAccess XL Variable Annuity
Protective Variable Annuity B Series
Protective Variable Annuity C Series
Protective Variable Annuity L Series
Protective Variable Annuity II
ProtectiveRewards Elite
Protective Dimensions
Protective Dimensions II
Protective Dimensions III
Protective Dimensions IV
ProtectiveRewards II Annuity
Protective Values Annuity
Protective Advantage Variable Annuity
Protective Variable Annuity Investors Series
Protective Investors Benefit Advisory Variable Annuity

Protective Variable Life Separate Account	Premiere Executive VUL
Premiere I VUL
Premiere II VUL
Premiere III VUL
Premiere Protector VUL
Premiere Provider VUL

Premiere Survivor VUL
Protective Preserver VUL
Protective Single Premium Plus VUL
Transitions VUL
Premiere IV VUL
Strategic Objectives VUL
Strategic Objectives II VUL

Protective COLI PPVUL	Protective Executive Benefits Private Placement VUL